Exhibit 4.7

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 3, 2022, among Full House Resorts, Inc., a Delaware corporation (the “Issuer”), the Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of February 12, 2021 (the “Base Indenture”), providing for the issuance of an aggregate principal amount of $310,000,000 of 8.250% Senior Secured Notes due 2028 (the “Notes”) and that certain First Supplemental Indenture dated as of February 1, 2022 (the “First Supplemental Indenture”) and that certain Second Supplemental Indenture, dated as of February 7, 2022, (the “Second Supplemental Indenture” and, together with the Base Indenture and First Supplemental Indenture, the “Indenture”), providing for the issuance of an additional aggregate principal amount of $100,000,000 of the Notes (the “New Notes”), and capitalized terms not otherwise defined herein have the meanings set forth in the Indenture;

WHEREAS, Section 9.01(a) and Section 9.01(c) of the Indenture permit the execution and delivery of this Supplemental Indenture, without the consent of the Holders of the outstanding Notes, to make any change that would cure any ambiguity, defect or inconsistency or provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder;

WHEREAS, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of the Boards of Directors (or equivalent governing bodies or persons) of the Issuer and the Guarantors authorizing the execution of this Supplemental Indenture, and (ii) the Officer’s Certificate and Opinion of Counsel described in Sections 9.06 and 13.04 of the Indenture;

WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes as follows:

1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.NEW SECTION 2.13. The following new Section 2.13 is hereby added to the Indenture:

Section 2.13.  Special Record Dates.

The Company may set a special record date for any purpose, including but not limited to any payment to be made to Holders of the Notes, by notifying the Trustee in writing of the purpose of the special record date and the date of the special record date.  If requested in writing by the Company, the Trustee, in the name and at the expense of the Company, will send to Holders a notice prepared by the Company that states the purpose of the special record date, the special record date, the related payment date (if any) and the amount to be paid (if any).

3.EFFECTIVE DATE OF THIS SUPPLEMENTAL INDENTURE. This Supplemental Indenture shall be executed, delivered and effective as of the date first written above

4.REFERENCE TO AND EFFECT ON INDENTURE. On and after the date upon which this Supplemental Indenture becomes operative, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” (and all references to the Indenture in any other agreements, documents or instruments) shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

5.GOVERNING LAW; WAIVER OF JURY TRIAL. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND EACH HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7.EFFECT OF HEADINGS. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

8.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer, the Guaranteeing Subsidiary and the Guarantors.

9.SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ISSUER:

FULL HOUSE RESORTS, INC.

By:	/s/ Lewis A. Fanger

Name: Lewis A. Fanger
Title: Senior Vice President, Chief Financial Officer, and Treasurer

GUARANTEEING SUBSIDIARY

FHR-ILLINOIS LLC

By:	/s/ Lewis A. Fanger

Name: Lewis A. Fanger
Title: Vice President and Treasurer

GUARANTORS:

FULL HOUSE SUBSIDIARY, INC.
FULL HOUSE SUBSIDIARY II, INC.
GAMING ENTERTAINMENT (NEVADA) LLC
GAMING ENTERTAINMENT (INDIANA) LLC
STOCKMAN’S CASINO
SILVER SLIPPER CASINO VENTURE LLC
GAMING ENTERTAINMENT (KENTUCKY) LLC
RICHARD AND LOUISE JOHNSON, LLC
FHR-COLORADO LLC
FHR-ATLAS LLC
FHR-ILLINOIS LLC

By:	/s/ Lewis A. Fanger

Name: Lewis A. Fanger
Title: Vice President and Treasurer

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Quinton M. DePompolo

Name: Quinton M. DePompolo
Title: Banking Officer